UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 20, 2009

CopyTele, Inc.
(Exact name of registrant as specified in the charter)

Delaware	0-11254	11-2622630
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer I.D. No.)
900 Walt Whitman Road Melville, NY 11747
(Address of Principal Executive Offices and Zip Code)

(631) 549-5900
(Registrant's telephone number including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On August 20, 2009, CopyTele, Inc. (the “Company”) entered into an Engagement Agreement (the “Engagement Agreement”) with ZQX Advisors, LLC (“ZQX”) pursuant to which ZQX has agreed to act as an independent contractor and assist the Company in seeking business opportunities and licenses for the Company’s electrophoretic display technology (E-Paper®) and its related intellectual property, particularly its patent portfolio.  The Engagement Agreement has an initial term of three years (subject to early termination rights in certain circumstances as described in the Engagement Agreement), and renews thereafter from year to year unless either party gives written notice of its intent to terminate at least 90 days prior to the end of the then current term.

In addition, pursuant to the Engagement Agreement, the Company agreed to issue 800,000 shares of its common stock to ZQX on August 20, 2009, together with warrants to purchase a total of 500,000 shares of its common stock, of which (a) warrants to purchase 250,000 of the shares of its common stock are exercisable at a price of $0.37 per share (the closing price of the Company’s common stock on the trading day immediately prior to the date of the Engagement Agreement), and (b) warrants to purchase the remaining 250,000 of the shares are exercisable at a price of $0.555 per share (150% of the closing price of the Company’s common stock on the trading day immediately prior to the date of the Engagement Agreement).  The warrants are exercisable at any time after August 19, 2010 and expire on August 19, 2019, and shall be adjusted to give effect to consolidations, mergers, asset sales, reorganizations, reclassifications, or changes affecting the Company’s common stock.  In connection with the issuance by the Company of the shares of its common stock and warrants described above, ZQX issued a 19.5% membership interest in ZQX to the Company.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

99.1	Press Release of CopyTele, Inc. dated August 24, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COPYTELE, INC.

By:	/s/ Denis A. Krusos
Name:	Denis A. Krusos
Title:	Chairman of the Board and Chief Executive Officer
Date:	August 24, 2009

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release of CopyTele, Inc. dated August 24, 2009